Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of MeiraGTx Holdings plc for the registration of its ordinary shares, preferred shares, warrants, and units and to the incorporation by reference therein of our report dated March 26, 2019, with respect to the consolidated financial statements of MeiraGTx Holdings plc, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut
July 16, 2019